Quantum Announces Event of Default Under Bridge Bank Credit Facility and Resulting Cross-Default under Senior Secured Convertible Notes

LAKE FOREST, Calif., March 15, 2016 / Globe Newswire / ‐‐ Quantum Fuel Systems Technologies Worldwide, Inc. (“Quantum” or the “Company”) (NASDAQ: QTWW), a global leader in natural gas storage and delivery systems, integration and vehicle system technologies, today announced that an event of default under the Company’s credit facility with Bridge Bank, National Association occurred on March 14, 2016, as a result of the Company’s failure to make a $2.7 million principal payment when the credit facility matured on March 14, 2016.

The event of default under the Bridge Bank credit facility also constituted an event of default under the senior secured convertible notes issued by the Company on September 15, 2013 and June 29, 2015 (collectively, the “Convertible Notes”), which have an aggregate principal balance of $12.5 million. The Convertible Notes are secured by a second lien on substantially all of the Company’s operating assets pursuant to the terms of separate Security Agreements between the Company and Kevin Douglas, as collateral agent (the “Collateral Agent”), for the holders of the convertible notes. The Convertible Notes are subordinate in all respects to the rights of the Lender pursuant to the terms of separate Subordination Agreements between the Lender and the Collateral Agent (the “Subordination Agreements”).
The Company has engaged Mackinac Partners LLC as its financial advisor to assist the Company with negotiating with its creditors, and evaluating all options that may be available to the Company. There can be no assurance that the Company’s efforts will be successful or that the Company will not have to seek protection under federal bankruptcy laws.
About Quantum: Quantum Fuel Systems Technologies Worldwide, Inc. is a leader in the innovation, development and production of natural gas fuel storage systems and the integration of vehicle system technologies including engine and vehicle control systems and drivetrains. Quantum produces one of the most innovative, advanced, and light‐weight compressed natural gas storage tanks in the world and supplies these tanks, in addition to fully‐integrated natural gas storage systems, to truck and automotive OEMs and aftermarket and OEM truck integrators. Quantum provides low emission and fast‐to‐market solutions to support the integration and production of natural gas fuel and storage systems, hybrid, fuel cell, and specialty vehicles, as well as modular, transportable hydrogen refueling stations. Quantum is headquartered in Lake Forest, California, and has operations and affiliations in the United States, Canada, and India.
Forward Looking Statements: This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements included in this report, other than those that are historical, are forward looking statements and can generally be identified by words such as "may," "could," "will," "should," "assume," "expect," "anticipate," "plan," "intend," "believe," "predict," "estimate," "forecast," "outlook," "potential," or "continue," or the negative of these terms, and other comparable terminology. Various risks and other factors could cause actual results, and actual events that occur, to differ materially from those contemplated by the forward looking statements.  The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.
More information about the products and services of Quantum can be found at http://www.qtww.com/ or you may contact:
Quantum Investor Relations
Phone:  949-399-4555
Email:  ir@qtww.com